                                                                Exhibit 99.13.01


                              ML SELECT FUTURES I L.P.
                              (A DELAWARE LIMITED PARTNERSHIP)


                              Financial Statements for the years ended
                              December 31, 2004, 2003 and 2002 and Report of Independent Registered Public Accounting Firm


[MERRILL LYNCH LOGO]

ML Select Futures I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

                                                                                                     PAGE
                                                                                                     ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                                1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2004 and 2003                                    2

  Statements of Income for the years ended December 31, 2004, 2003 and 2002                             3

  Statements of Changes in Partners' Capital for the years ended December 31, 2004, 2003 and 2002       4

  Financial Data Highlights for the year ended December 31, 2004                                        5

  Notes to Financial Statements                                                                       6-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
 ML Select Futures I L.P.:

We have audited the accompanying statements of financial condition of ML Select Futures I L.P. (the "Partnership") as of December 31, 2004 and 2003, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 2004 and the financial data highlights for the year ended December 31, 2004. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Select Futures I L.P. as of December 31, 2004 and 2003, and the results of its operations, changes in its partners' capital and the financial data highlights for the each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 28, 2005

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                2004             2003
                                                           --------------   --------------
ASSETS:

Equity in commodity futures trading accounts:
  Cash                                                     $  584,353,849   $  256,976,089
  Net unrealized profit on open contracts                      11,458,435       25,529,166
Subscriptions receivable                                          269,811            6,199
Accrued interest                                                1,089,901          190,682
                                                           --------------   --------------

      TOTAL                                                $  597,171,996   $  282,702,136
                                                           ==============   ==============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:

  Brokerage commissions payable                            $    2,736,989   $    1,295,718
  Profit Shares payable                                         4,731,366        8,416,558
  Administrative fees payable                                     163,408          109,409
  Redemptions payable                                           2,561,867        2,391,860
                                                           --------------   --------------

    Total liabilities                                          10,193,630       12,213,545
                                                           --------------   --------------
PARTNERS' CAPITAL:

  General Partner (26,449 Units and 11,300 Units)               6,199,855        2,538,287
  Limited Partners (2,477,625 Units and 1,192,856 Units)      580,778,511      267,950,304
                                                           --------------   --------------

    Total partners' capital                                   586,978,366      270,488,591
                                                           --------------   --------------

      TOTAL                                                $  597,171,996   $  282,702,136
                                                           ==============   ==============

NET ASSET VALUE PER UNIT
(Based on 2,504,074 and 1,204,156 Units outstanding)       $       234.41   $       224.63
                                                           ==============   ==============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                         2004              2003              2002
                                                    --------------    --------------    --------------
TRADING REVENUES:

Trading profit (loss):
  Realized                                          $   52,256,615    $   27,402,575    $    5,392,704
  Change in unrealized                                 (14,070,731)       16,373,295         8,250,855
                                                    --------------    --------------    --------------

    Total trading revenues                              38,185,884        43,775,870        13,643,559
                                                    --------------    --------------    --------------

INVESTMENT INCOME:
Interest                                                 6,875,902         1,831,533         1,124,469
                                                    --------------    --------------    --------------

EXPENSES:

Brokerage commissions                                   26,151,018        10,533,803         4,012,892
Profit Shares                                            4,731,366         8,416,558         2,508,724
Administrative fees                                      1,641,858           622,464           182,404
                                                    --------------    --------------    --------------

    Total expenses                                      32,524,242        19,572,825         6,704,020
                                                    --------------    --------------    --------------

NET INVESTMENT LOSS                                    (25,648,340)      (17,741,292)       (5,579,551)
                                                    --------------    --------------    --------------

NET INCOME                                          $   12,537,544    $   26,034,578    $    8,064,008
                                                    ==============    ==============    ==============

NET INCOME PER UNIT:

  Weighted average number of General Partner
   and Limited Partner Units outstanding                 2,055,550           889,795           384,842
                                                    ==============    ==============    ==============

  Net income per weighted average General Partner
   and Limited Partner Unit                         $         6.10    $        29.26    $        20.95
                                                    ==============    ==============    ==============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                           GENERAL          LIMITED
                          UNITS            PARTNER          PARTNERS           TOTAL
                     --------------    --------------    --------------    --------------
PARTNERS' CAPITAL,
 DECEMBER 31, 2001          284,193    $      396,619    $   50,013,049    $   50,409,668

Subscriptions               282,361           399,885        51,962,906        52,362,791

Net income                        -            62,505         8,001,503         8,064,008

Redemptions                 (27,667)          (29,945)       (5,062,383)       (5,092,328)
                     --------------    --------------    --------------    --------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2002          538,887           829,064       104,915,075       105,744,139

Subscriptions               704,171         1,460,317       145,571,636       147,031,953

Net income                        -           248,906        25,785,672        26,034,578

Redemptions                 (38,902)                -        (8,322,079)       (8,322,079)
                     --------------    --------------    --------------    --------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2003        1,204,156         2,538,287       267,950,304       270,488,591

Subscriptions             1,372,076         3,577,366       316,837,351       320,414,717

Net income                        -           149,055        12,388,489        12,537,544

Redemptions                 (72,158)          (64,853)      (16,397,633)      (16,462,486)
                     --------------    --------------    --------------    --------------

PARTNERS' CAPITAL,
 DECEMBER 31, 2004        2,504,074    $    6,199,855    $  580,778,511    $  586,978,366
                     ==============    ==============    ==============    ==============

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

The following per unit data and ratios have been derived from information provided in the financial statements.

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                 $   224.63

Realized trading profit                                 36.12
Change in unrealized trading profit (loss)             (12.22)
Interest income                                          3.14
Expenses                                               (17.26)
                                                   ----------

Net asset value, end of year                       $   234.41
                                                   ==========

TOTAL RETURN:

Total return before Profit Shares                        5.84%
Profit Shares                                           -1.70%
Total return                                             4.35%

RATIOS TO AVERAGE NET ASSETS:

Expenses (excluding Profit Shares)                       6.13%
Profit Shares                                            1.04%
                                                   ----------
Expenses                                                 7.17%
                                                   ==========

Net investment loss                                     -5.65%
                                                   ==========

See notes to financial statements.

ML SELECT FUTURES I L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      ORGANIZATION

      ML Select Futures I L.P. (the "Partnership") was organized under the Delaware Revised Uniform Partnership Act in August 1995 and commenced trading activities on April 16, 1996. The Partnership issues new units of limited partner interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Sunrise Capital Partners, LLC ("Sunrise") is the trading advisor of the Partnership. Merrill Lynch Alternative Investments LLC ("MLAI"), is the general partner of the Partnership. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers ("MLIM") which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. MLAI has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

      ESTIMATES

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      REVENUE RECOGNITION

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in "net unrealized profit on open contracts" in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit
      (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income.

      FOREIGN CURRENCY TRANSACTIONS

      The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in "realized" in the Statements of Income.

      OPERATING EXPENSES AND SELLING COMMISSIONS

      MLAI pays all routine operating expenses excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses of the Partnership. MLAI receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S by the Partnership (see Note 3).

      No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLAI.

      INCOME TAXES

      No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's share of the Partnership's income and expenses as reported for income tax purposes.

      DISTRIBUTIONS

      The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2004, 2003 or 2002.

      REDEMPTIONS

      A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any calendar month upon ten days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption and, at or after the thirteenth full month through the twenty-fourth full month after the purchase, are assessed an early redemption charge of 1.5% of their Net Asset Value as of the date of redemption. Effective February 1, 2004 all new subscriptions are subject to a new redemption charge structure. Units redeemed on or before the end of the twelfth full month after purchase will be assessed an early redemption charge of 4% of their Net Asset Value as of the date of redemption. If an investor makes multiple investments in the Partnership, investments are treated on a first-in, first-out basis in determining whether a redemption charge is applicable. Redemption charges are subtracted from redemption proceeds and paid to MLAI.

      The Financial Accounting Standards Board ("FASB") has issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required be redeemed at a specified date or upon an event certain to occur. The limited partners' financial interests are not required to be redeemed at a specified date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the notice of redemption is received from the limited partner. The adoption of FAS 150 will have no impact on the financial statements of the Partnership.

      DISSOLUTION OF THE PARTNERSHIP

      The Partnership will terminate on December 31, 2020 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.    CONDENSED SCHEDULE OF INVESTMENTS

      The Partnership's investments, defined as Net unrealized profit on open contracts on the Statements of Financial Condition, as of December 31, 2004 and 2003, are as follows:

      2004

                                       LONG POSITIONS                              SHORT POSITIONS
                           ---------------------------------------    -----------------------------------------
      COMMODITY INDUSTRY   NUMBER OF     UNREALIZED     PERCENT OF    NUMBER OF       UNREALIZED     PERCENT OF
            SECTOR         CONTRACTS    PROFIT (LOSS)   NET ASSETS    CONTRACTS     PROFIT (LOSS)    NET ASSETS
            ------         ---------    -------------   ----------    ---------     -------------    ----------
      Agriculture              1,546   $    2,987,006         0.51%       (1,467)  $       510,440         0.09%
      Currencies          13,823,840       14,653,772         2.50%  (61,490,908)      (14,882,532)       -2.53%
      Interest rates           7,759        1,944,101         0.33%       (3,341)        1,415,825         0.24%
      Metals                   4,159        5,486,884         0.93%         (664)       (3,319,781)       -0.57%
      Stock indices            1,077        2,662,720         0.45%            -                 -         0.00%
                                       --------------                              ---------------
      Total                            $   27,734,483         4.72%                $   (16,276,048)       -2.77%
                                       ==============                              ===============
                            NET UNREALIZED
      COMMODITY INDUSTRY     PROFIT (LOSS)    PERCENT OF
            SECTOR         ON OPEN POSTIONS   NET ASSETS       MATURITY DATES
            ------         ----------------   ----------       --------------
      Agriculture          $      3,497,446         0.60%          March-05
      Currencies                   (228,760)       -0.03%          March-05
      Interest rates              3,359,926         0.57%   March 05 -December 05
      Metals                      2,167,103         0.36%    January 05 -March 05
      Stock indices               2,662,720         0.45%          March-05
                           ----------------
      Total                $     11,458,435         1.95%
                           ================

      2003

                                        LONG POSITIONS                              SHORT POSITIONS
                            ---------------------------------------    ------------------------------------------
      COMMODITY INDUSTRY    NUMBER OF     UNREALIZED     PERCENT OF    NUMBER OF       UNREALIZED      PERCENT OF
            SECTOR          CONTRACTS    PROFIT (LOSS)   NET ASSETS    CONTRACTS     PROFIT (LOSS)     NET ASSETS
            ------          ---------    -------------   ----------    ---------     -------------     ----------
      Agriculture                 571   $     (459,690)       -0.17%            -   $             -          0.00%
      Currencies           14,100,000        5,837,163         2.16%   (6,201,500)         (327,906)        -0.12%
      Energy                    1,232         (770,340)       -0.28%            -                 -          0.00%
      Interest rates              969          177,918         0.07%       (1,178)         (305,627)        -0.11%
      Metals                    4,367       21,261,141         7.86%          (81)       (2,367,306)        -0.88%
      Stock indices               561        2,483,813         0.92%            -                 -          0.00%
                                        --------------                              ---------------
      Total                             $   28,530,005        10.56%                $    (3,000,839)        -1.11%
                                        ==============                              ===============
                            NET UNREALIZED
      COMMODITY INDUSTRY     PROFIT (LOSS)    PERCENT OF
            SECTOR         ON OPEN POSTIONS   NET ASSETS        MATURITY DATES
            ------         ----------------   ----------        --------------
      Agriculture          $       (459,690)       -0.17%          March 04
      Currencies                  5,509,257         2.04%          March 04
      Energy                       (770,340)       -0.28%         February 04
      Interest rates               (127,709)       -0.04%   March 04 - December 04
      Metals                     18,893,835         6.98%    January 04 - March 04
      Stock indices               2,483,813         0.92%          March 04
                           ----------------
      Total                $     25,529,166         9.45%
                           ================

      No individual contract's unrealized profit or loss comprised greater than 5% of the Partners' Capital during 2004 or 2003.

3.    RELATED PARTY TRANSACTIONS

      The Partnership's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Partnership with interest at the prevailing 91-day U.S. Treasury bill rate. The Partnership is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Partnership, from possession of such assets.

      Merrill Lynch charges the Partnership at prevailing local rates for financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

      The Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .458 of 1% (a 5.50% annual rate) of the Partnership's month-end assets. The Partnership pays administrative fees to MLAI at a flat monthly rate equal to .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets and, beginning in 2003, the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year. Month-end trading assets are not reduced, for purposes of calculating brokerage commissions and administrative fees, by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

      MLAI estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 2004, 2003 and 2002 was approximately $318, $265 and $193 respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLPF&S pays Sunrise a monthly consulting fee of .083 of 1% (a 1% annual rate) of the month-end assets, after reduction for a portion of the brokerage commissions.

4.    ADVISORY AGREEMENT

      The Partnership entered into an Advisory Agreement with Sunrise. The Advisory Agreement between the Partnership and Sunrise continues to be in effect, subject to certain renewal rights exercisable by the Partnership. Sunrise determines the commodity futures, options on futures and forward contracts traded by the Partnership, subject to certain trading policies and to certain rights reserved by MLAI.

      Profit Shares equal to 23% of any New Trading Profit, as defined, as of the end of each calendar year are paid to Sunrise. Profit Shares are also paid out in respect of Units redeemed (to the extent they exceed the number of Units purchased) as of the end of interim months during a calendar year, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding is computed for purposes of calculating net income per weighted average Unit. The weighted average number of Units outstanding for the years ended December 31, 2004, 2003 and 2002 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during such year.

6.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      The nature of this Partnership has certain risks, which cannot be presented on the financial statements. The following summarizes some of those risks.

      MARKET RISK

      Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

      MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of Sunrise, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Partnership's market exposure; MLAI may urge Sunrise to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual and unless it appears that Sunrise has begun to deviate from past practice or trading policies or to be trading erratically, MLAI's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by Sunrise itself.

      CREDIT RISK

      The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

      The credit risk associated with these instruments from counterparty nonperformance is the "net unrealized profit on open contracts", if any, included in the Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

      The Partnership, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in net unrealized profit (loss) on open contracts on the Statements of Financial Condition.

                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                    Merrill Lynch Alternative Investments LLC
                               General Partner of
                            ML Select Futures I L.P.